Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL CORPORATION REPORTS RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR OF 2010

—Reports Earnings per Diluted Share of 44 Cents for the Fourth Quarter—

SANTA ANA, Calif., Feb. 24, 2011 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, today announced financial results for the fourth quarter and year ended Dec. 31, 2010.

Selected Financial Information

($ in millions, except share data)

	For the Three Months Ended December 31
	2010	2009
Total revenues	$1,024.7	$1,032.8
Income before taxes	74.6	61.1
Net income	$47.1	$50.1
Earnings per diluted share	0.44	0.48

Total revenues for the fourth quarter of 2010 were $1.0 billion, a decline of 1 percent relative to the fourth quarter of 2009. Income before taxes was $74.6 million, an increase of 22 percent relative to the fourth quarter of 2009. Net income was $47.1 million, or 44 cents per diluted share, compared with $50.1 million, or 48 cents per diluted share, in the fourth quarter of 2009. Net income and earnings per share for the fourth quarter of 2009 benefitted from a low effective income tax rate, which reflected the release of certain tax liabilities associated with uncertain tax positions. The current quarter results include net realized investment losses of $2.8 million, or 2 cents per diluted share, compared with net realized investment losses of $8.3 million, or 5 cents per diluted share, in the fourth quarter of 2009.

Total revenues for the full year of 2010 were $3.9 billion, a 3 percent decline relative to the prior year. Net income was $127.8 million, or $1.20 per diluted share, compared with $122.4 million, or $1.18 per diluted share, in 2009. The results for the full year of 2010 include $2.2 million of net realized investment gains, or 1 cent per diluted share, compared with net realized investment losses of $25.2 million, or 15 cents per diluted share, in 2009.

Current Quarter Highlights

•	Title Insurance and Services segment pretax margin of 8.6 percent

•	Total commercial revenues of $97.7 million, up 49 percent relative to the prior year

•	Specialty Insurance segment pretax margin of 14.3 percent

•	Cash flow from operations of $130.1 million

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2010

“The company achieved strong results in 2010 given the continued weakness in the mortgage and real estate markets and the general economy,” said Dennis J. Gilmore, chief executive officer of First American Financial Corporation. “Earnings improved in both our Title Insurance and Services and Specialty Insurance segments compared with last year. During the year, we also completed a seamless transition to a standalone public company following the June 1 spin-off transaction.

“During the fourth quarter, the Title Insurance and Services segment results were the strongest since the fourth quarter of 2006. We achieved a pretax margin of 8.6 percent primarily driven by improved operational efficiency, ongoing expense management, strong commercial activity and a robust refinance market. Commercial title, which continues to improve across most markets, achieved its strongest quarter since the peak year of 2007.

“Our Specialty Insurance segment also had good fourth quarter results, with a pretax margin of 14.3 percent. The home warranty business continued its strong performance due to improved cost and operations management. Our property and casualty business maintained good performance in the quarter, despite incurring higher claim losses associated with a severe hailstorm in Arizona.

“While the 2011 outlook for the mortgage and real estate markets remains uncertain, we are positioning the company for a significantly lower mortgage origination market. For 2011, we expect to maintain a conservative balance sheet that reflects challenging market conditions, while pursuing organic growth and capitalizing on strategic investment opportunities in our core business.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended December 31
	2010	2009
Total revenues	$949.9	$961.0

Income before taxes	$81.3	$58.4
Pretax margin	8.6%	6.1%

Direct open orders	345,000	365,500
Direct closed orders	292,200	286,700

Commercial*
Total revenue	$97.7	$65.5
Open orders	16,900	14,300
Closed orders	9,800	8,100
Average revenue per order	$8,100	$6,000

*	Includes commercial activity from the National Commercial Services division only

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2010

During the fourth quarter of 2010, total revenues for the Title Insurance and Services segment were $949.9 million, a 1 percent decline from the same quarter of 2009. The lower total revenues were driven by an 11 percent decline in agent premiums, largely offset by higher direct premiums and escrow fees and information and other revenues. The relative weakness in agent revenues is primarily due to the normal reporting lag of approximately one quarter. As a result, agent revenues in the fourth quarter reflect weaker third quarter origination activity in 2010, as compared with 2009. Direct revenue grew by 10 percent, driven by a 2 percent increase in the number of direct title orders closed and higher average revenue per order. Average revenue per direct title order was $1,382, an increase of 8 percent, compared with the fourth quarter of 2009, due to the increase in the mix of higher premium commercial transactions relative to lower premium refinance transactions. Information and other revenues were up 3 percent, compared with the same quarter last year, reflecting increased demand for title plant information and other non-insurance products in the company’s commercial and international divisions, offset by reduced activity in the company’s default business.

Personnel costs and other operating expenses were $487.3 million in the fourth quarter, up $14.7 million, or 3 percent, compared with the fourth quarter of 2009. These expenses were up due to higher costs associated with the company’s pension and other retirement plans, and increased production and other costs as a result of higher revenues in the commercial and international divisions.

The loss provision in the current quarter was 5.4 percent of title insurance premiums and escrow fees, compared with 5.9 percent in the fourth quarter of 2009. The current quarter loss provision rate reflects an expected ultimate loss ratio of 4.9 percent for policy year 2010 and a net increase in the loss reserve estimates for prior policy years, primarily 2007.

Pretax income for the Title Insurance and Services segment was $81.3 million in the fourth quarter of 2010, compared with $58.4 million in the fourth quarter of 2009, or an increase of 39 percent. Pretax margin was 8.6 percent in the fourth quarter, compared with 6.1 percent in the fourth quarter of 2009. The current quarter includes net realized investment losses that reduced the pretax margin by 20 basis points, while the fourth quarter of 2009 includes net realized investment losses that reduced the pretax margin by 90 basis points.

Specialty Insurance

($ in millions)

	For the Three Months Ended December 31
	2010	2009
Revenues	$72.1	$71.8

Income before taxes	$10.3	$12.6
Pretax margin	14.3%	17.5%

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2010

Total revenues for the Specialty Insurance segment were $72.1 million in the fourth quarter of 2010, essentially flat, compared with the fourth quarter of 2009. Higher revenues in the home warranty business were offset by lower revenues in the property and casualty business. Pretax margin was 14.3 percent, down from 17.5 percent in the fourth quarter of 2009. Pretax margin was lower compared with the prior year due to higher property and casualty claim losses as the result of a severe hailstorm in Phoenix, partly offset by a higher pretax margin in the home warranty business.

Teleconference/Webcast

First American’s fourth quarter results will be discussed in more detail on Thursday, Feb. 24, 2011, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (888) 989-4494. Callers from outside the United States may dial (210) 234-0047. The pass code for the event is FIRST AMERICAN.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through March 3, 2011, by dialing (203) 369-0604. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $3.9 billion in 2010, the company offers its products and services directly and through its agents and partners in all 50 states and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 15 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the uncertain outlook for the real estate and mortgage markets; the company’s positioning for a significantly lower mortgage origination market; maintenance of a conservative balance sheet and pursuit of organic growth and strategic investment opportunities; and continued operational efficiencies, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2010

other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; increases in the size of the company’s customers; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; weakness in the commercial real estate market and increases in the amount or severity of commercial real estate transaction claims; regulation of title insurance rates; and other factors described in the company’s information statement attached as Exhibit 99.1 to the company’s current report on Form 8-K dated May 26, 2010, as updated in part I, Item 1A of the company’s quarterly reports on form 10-Q for the quarters ended June 30, 2010, and Sept. 30, 2010, each as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Media Contact:	Investor Contacts:
Carrie Navarifar Corporate Communications First American Financial Corporation (714) 250-3298	Craig Barberio Investor Relations First American Financial Corporation (714) 250-5214

(Additional Financial Data Follows)

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2010

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2010	2009	2010	2009
Total revenues	$1,024,740	$1,032,793	$3,906,612	$4,046,834
Income before income taxes	$74,583	$61,144	$212,106	$204,345
Income taxes	26,839	8,541	83,150	70,068

Net income	47,744	52,603	128,956	134,277
Less: Net income attributable to noncontrolling interests	650	2,533	1,127	11,888

Net income attributable to the Company	$47,094	$50,070	$127,829	$122,389

Net income per share attributable to stockholders:
Basic	$0.45	$0.48	$1.23	$1.18
Diluted	$0.44	$0.48	$1.20	$1.18
Cash dividends per share	$0.06	$—	$0.18	$—
Weighted average common shares outstanding:
Basic	104,330	104,006	104,134	104,006
Diluted	106,413	104,006	106,177	104,006
Selected Title Information
Title orders opened	345,000	365,500	1,458,300	1,769,000
Title orders closed	292,200	286,700	1,066,700	1,305,000
Paid title claims	$78,499	$79,219	$314,046	$306,536

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2010

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	December 31, 2010	December 31, 2009
Cash and cash equivalents	$728,746	$631,297
Investment portfolio	2,647,151	2,428,344
Goodwill and other intangible assets	882,081	879,878
Total assets	5,821,826	5,530,281
Reserve for claim losses	1,108,238	1,227,757
Notes payable	293,817	119,313
Allocated portion of The First American Corporation (“TFAC”) debt	—	140,000
Total stockholders’ equity/TFAC’s invested equity	1,980,017	2,019,800

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2010

First American Financial Corporation

Segment Information

(in thousands)

(unaudited)

For the Three Months Ended December 31, 2010	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$473,100	$403,798	$69,302	$—
Agent premiums	384,979	384,979	—	—
Information and other	146,469	146,459	—	10
Investment income	22,982	17,592	2,721	2,669
Net realized investment (losses) gains*	(2,790)	(2,954)	67	97

	1,024,740	949,874	72,090	2,776

Expenses
Personnel costs	323,660	300,299	12,076	11,285
Premiums retained by agents	308,567	308,567	—	—
Other operating expenses	202,475	186,969	9,860	5,646
Provision for policy losses and other claims	80,438	42,625	37,813	—
Depreciation and amortization	20,847	18,982	1,135	730
Premium taxes	9,491	8,588	903	—
Interest	4,679	2,494	4	2,181

	950,157	868,524	61,791	19,842

Income (loss) before income taxes	$74,583	$81,350	$10,299	$(17,066)

For the Three Months Ended December 31, 2009	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$434,229	$367,323	$66,906	$—
Agent premiums	433,140	433,140	—	—
Information and other	142,605	142,605	—	—
Investment income	31,086	27,875	3,218	(7)
Net realized investment (losses) gains*	(8,267)	(9,949)	1,709	(27)

	1,032,793	960,994	71,833	(34)

Expenses
Personnel costs	305,272	289,105	12,642	3,525
Premiums retained by agents	352,279	352,279	—	—
Other operating expenses	198,830	183,501	10,075	5,254
Provision for policy losses and other claims	80,970	46,959	34,011	—
Depreciation and amortization	21,818	19,800	1,511	507
Premium taxes	9,719	8,732	987	—
Interest	2,761	2,172	7	582

	971,649	902,548	59,233	9,868

Income (loss) before income taxes	$61,144	$58,446	$12,600	$(9,902)

*	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2010

First American Financial Corporation

Segment Information

(in thousands)

(unaudited)

For the Twelve Months Ended December 31, 2010	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,694,651	$1,422,619	$272,032	$—
Agent premiums	1,517,704	1,517,704	—	—
Information and other	597,809	597,799	—	10
Investment income	94,262	75,517	11,876	6,869
Net realized investment gains (losses)*	2,186	782	1,827	(423)

	3,906,612	3,614,421	285,735	6,456

Expenses
Personnel costs	1,216,050	1,133,133	51,477	31,440
Premiums retained by agents	1,222,274	1,222,274	—	—
Other operating expenses	803,718	735,424	41,980	26,314
Provision for policy losses and other claims	320,874	180,821	140,053	—
Depreciation and amortization	78,911	70,852	5,324	2,735
Premium taxes	37,780	33,645	4,135	—
Interest	14,899	8,803	18	6,078

	3,694,506	3,384,952	242,987	66,567

Income (loss) before income taxes	$212,106	$229,469	$42,748	$(60,111)

For the Twelve Months Ended December 31, 2009	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,780,895	$1,511,264	$269,631	$—
Agent premiums	1,524,120	1,524,120	—	—
Information and other	646,791	646,791	—	—
Investment income	120,249	104,551	13,431	2,267
Net realized investment losses*	(25,221)	(18,534)	(5,523)	(1,164)

	4,046,834	3,768,192	277,539	1,103

Expenses
Personnel costs	1,218,192	1,147,539	54,907	15,746
Premiums retained by agents	1,229,229	1,229,229	—	—
Other operating expenses	909,576	849,740	41,601	18,235
Provision for policy losses and other claims	346,714	205,819	140,895	—
Depreciation and amortization	82,475	74,321	4,275	3,879
Premium taxes	36,484	32,138	4,346	—
Interest	19,819	14,336	25	5,458

	3,842,489	3,553,122	246,049	43,318

Income (loss) before income taxes	$204,345	$215,070	$31,490	$(42,215)

*	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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